Exhibit 3.3

THIS NOTE AND THE SECURITIES ISSUABLE UPON THE CONVERSION HEREOF HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “ACT”), OR UNDER THE SECURITIES LAWS OF ANY STATES IN THE UNITED STATES. THESE SECURITIES ARE SUBJECT TO RESTRICTIONS ON TRANSFERABILITY AND RESALE AND MAY NOT BE TRANSFERRED OR RESOLD EXCEPT AS PERMITTED UNDER THE ACT AND THE APPLICABLE STATE SECURITIES LAWS, PURSUANT TO REGISTRATION OR EXEMPTION THEREFROM. THE ISSUER OF THESE SECURITIES MAY REQUIRE AN OPINION OF COUNSEL IN FORM AND SUBSTANCE SATISFACTORY TO THE ISSUER TO THE EFFECT THAT ANY PROPOSED TRANSFER OR RESALE IS IN COMPLIANCE WITH THE ACT AND ANY APPLICABLE STATE SECURITIES LAWS.

CNOTE GROUP, INC.

CONVERTIBLE PROMISSORY NOTE

Note Series:

Date of Note:

Principal Amount of Note:	$

For value received, CNote Group, Inc., a Delaware corporation (the “Company”), promises to pay to the undersigned holder or such party’s assigns (the “Holder”) the principal amount set forth above with interest on the outstanding principal amount at the rate of four percent (4%) per annum. Interest shall commence with the date hereof and shall continue on the outstanding principal amount until paid in full or converted. Interest shall be computed on the basis of a year of 365 days for the actual number of days elapsed. All unpaid interest and principal shall be due and payable upon request of the Majority Holders (as defined below) on or after the two (2) year anniversary of the date hereof (the “Maturity Date”). If any interest payment due hereunder is determined to be in excess of the legal maximum rate, then that portion of each interest payment representing an amount in excess of the then legal maximum rate shall instead be deemed a payment of principal and shall be applied against the principal of this Convertible Promissory Note (this “Note”).

1.	Basic Terms.

(a)       Series of Notes. This Note is issued as part of a series of notes designated by the Note Series above (collectively, the “Notes”) and issued in a series of multiple closings in an aggregate principal amount of two million dollars ($2,000,000) (the “Offering Amount”) to certain persons and entities (collectively, the “Holders”); provided that, in the event that investor interest in the Notes exceeds the Offering Amount, the Company may increase the Offering Amount up to an aggregate principal amount not to exceed three million dollars ($3,000,000) without the need to notify or obtain the consent of the Holder or the Majority Holders (as defined below). The Company shall maintain a ledger of all Holders in the form attached as Exhibit A which shall be amended to reflect each Note issued and the Company shall deliver to each existing Holder on the date any new Note is issued an amended Exhibit A reflecting each such additional Note and such amended Exhibit A shall become a part of this Note replacing the prior Exhibit A.

(b)       Payments. All payments of interest and principal shall be in lawful money of the United States of America and shall be made pro-rata among all Holders. All payments shall be applied first to accrued interest, and thereafter to principal.

(c)       Prepayment. The Company may not prepay this Note prior to the Maturity Date without the consent of the Holders of Notes representing a majority of the outstanding unpaid principal amount of the Notes (the “Majority Holders”).

2.	Conversion and Repayment.

(a)       Conversion upon a Qualified Financing. In the event that, on or prior to the Maturity Date, the Company issues and sells shares of its equity securities (“Equity Securities”) to investors (the “Investors”) for capital raising purposes in a transaction or series of related transactions resulting in total gross proceeds to the Company of not less than $1,000,000 (excluding the conversion of the Notes, other indebtedness and/or other convertible securities (e.g., Simple Agreements for Future Equity) (collectively, “Convertible Instruments”)) (such transaction, a “Qualified Financing”), then the outstanding principal amount of this Note and any unpaid accrued interest thereon shall automatically convert in whole without any further action by the Holder into Equity Securities sold in the Qualified Financing at a conversion price equal to the lesser of (i) the cash price paid per share for Equity Securities by the Investors in the Qualified Financing (excluding any discount in connection with the conversion of any Convertible Instruments) multiplied by the Conversion Rate (as defined below), and (ii) the per share price equal to the quotient resulting from dividing the Valuation Cap (as defined below) by the number of Fully Diluted Shares (as defined below) calculated in good faith by the Company’s Board of Directors (the “Board”) as of immediately prior to the conversion of the Note and subject to the approval of the Majority Holders. The issuance of Equity Securities pursuant to the conversion of this Note shall be upon and subject to the same terms and conditions applicable to Equity Securities sold in the Qualified Financing. In the event of a Qualified Financing after the Maturity Date, upon the election of the Majority Holders the outstanding principal amount of this Note and any unpaid accrued interest thereon shall convert upon the same terms set forth in this Section 2(a) as would apply on or prior to the Maturity Date.

For purposes of this Note, “Conversion Rate” shall mean eighty percent (80%), and “Valuation Cap” shall mean ten million dollars ($10,000,000).

(b)       Optional Conversion upon a non-Qualified Financing. In the event the Company issues and sells Equity Securities to Investors in a bona fide third party financing that does not qualify as a Qualified Financing (a “Non-Qualified Financing”), then upon the election of the Majority Holders the outstanding principal amount of this Note and any unpaid accrued interest thereon shall convert in whole without any further action by the Holder into such Equity Securities sold in the Non-Qualified Financing using the same methodology set forth in Section 2(a) above.

(c)       Treatment upon Maturity Date. In the event that this Note remains outstanding on the Maturity Date, then upon the election of the Majority Holders:

(i)       the outstanding principal amount of this Note any unpaid accrued interest thereon shall be repaid by the Company in full;

(ii)       the Maturity Date shall be extended; or

(iii)       the Holder shall continue to hold the Note without extending the Maturity Date (in which case interest shall continue to accrue thereon).

(d)       Change of Control. If a Change of Control occurs (as defined below) while this Note remains outstanding, then upon the election of the Majority Holders the Company shall repay the Holder from the proceeds of the Change of Control an amount in cash equal to the greater of (i) the outstanding principal amount of this Note plus any unpaid accrued interest on the original principal, and (ii) the amount the Holder would receive upon the conversion of the outstanding principal balance of this Note and any unpaid accrued interest into shares of the Company’s common stock (“Common Stock”) at a conversion price equal to the quotient resulting from dividing the Valuation Cap by the number of Fully Diluted Shares.

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For purposes of this Note, a “Change of Control” means (i) a consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization continue to represent a majority of the voting power of the surviving entity immediately after such consolidation, merger or reorganization; (ii) any transaction or series of related transactions in which in excess of 50% of the Company’s voting power is transferred; or (iii) the sale or transfer of all or substantially all of the Company’s assets, or the exclusive license of all or substantially all of the Company’s material intellectual property. The Company shall give the Holder notice of a Change of Control not less than 10 days prior to the anticipated date of consummation of the Change of Control. Any repayment pursuant to this paragraph in connection with a Change of Control shall be subject to any required tax withholdings.

(e)       Procedure for Conversion. In connection with any conversion of this Note into capital stock, the Holder shall surrender this Note to the Company and deliver to the Company any documentation reasonably required by the Company (including, in the case of a Qualified Financing, all financing documents executed by the Investors in connection with such Qualified Financing).  The Company shall not be required to issue or deliver the capital stock into which this Note may convert until the Holder has surrendered this Note to the Company and delivered to the Company any such documentation.  Upon the conversion of this Note into capital stock pursuant to the terms hereof, in lieu of any fractional shares to which the Holder would otherwise be entitled, the Company shall pay the Holder cash equal to such fraction multiplied by the price at which this Note converts. The Company shall take whatever actions may be required to create the securities into which this Note is convertible at the time of any conversion pursuant hereto, and to cause the stockholders of the Company to take any such actions that may be required, including the amendment of the Company’s Certificate of Incorporation as necessary to create sufficient authorized shares of capital stock into which this Note converts. If the Company has failed such that the Note may not be converted when a conversion right occurs, the holder of this Note shall nonetheless be treated for all purposes as the holder of the securities into which this Note would have converted.

(f)       Interest Accrual. If a Change of Control or Qualified Financing is consummated, all interest on this Note shall be deemed to have stopped accruing as of the business day prior to the signing of the definitive agreement for the Change of Control or Qualified Financing, or Non-Qualified Financing if applicable.

(g)       Calculation of Fully Diluted Shares. As used herein, “Fully Diluted Shares” means the number of shares of capital stock of the Company equal to the sum of (a) all shares of Common Stock issued and outstanding, (b) other than the Notes, all shares of Common Stock issuable upon exercise or conversion, as applicable, of all outstanding shares of preferred stock, options, stock grants, warrants and other convertible securities for capital stock of the Company, assuming full vesting and conversion of all such outstanding preferred stock, options, stock grants, warrants and other convertible securities, and (c) all unallocated shares of Common Stock reserved for issuance pursuant to any equity incentive plan, stock plan or similar plan or arrangement (including any increase in shares of Common Stock reserved for issuance pursuant to any equity incentive plan, stock plan or similar plan or arrangement that is contemplated in connection with the Qualified Financing or Non-Qualified Financing, as the case may be); provided that no share of capital stock of the Company shall be counted more than once in connection with such calculation; and provided, further, that, for purposes of Section 2(d) of this Note, Fully Diluted Shares shall not include any unallocated shares of Common Stock reserved for issuance pursuant to any equity incentive plan, stock plan or similar plan or arrangement.

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3.	Representations and Warranties.

(a)       Representations and Warranties of the Company. The Company hereby represents and warrants to the Holder as of the date of this Note as follows:

(i)       Organization, Good Standing and Qualification. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company has the requisite corporate power to own and operate its properties and assets and to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified and is authorized to do business and is in good standing as a foreign corporation in all jurisdictions in which the nature of its activities and of its properties (both owned and leased) makes such qualification necessary, except for those jurisdictions in which failure to do so would materially and adversely affect the business, assets, liabilities, financial condition, operations or prospects of the Company (a “Material Adverse Effect”).

(ii)       Corporate Power. The Company has all requisite corporate power to issue this Note and to carry out and perform its obligations under this Note. The Board has approved the issuance of this Note based upon a reasonable belief that the issuance of this Note is appropriate for the Company after reasonable inquiry concerning the Company’s financing objectives and financial situation.

(iii)       Authorization. All corporate action on the part of the Company, the Board and the Company’s stockholders necessary for the issuance and delivery of this Note has been taken. This Note constitutes a valid and binding obligation of the Company enforceable in accordance with its terms, subject to laws of general application relating to bankruptcy, insolvency, the relief of debtors and, with respect to rights to indemnity, subject to federal and state securities laws. Any securities issued upon conversion of this Note (the “Conversion Securities”), when issued in compliance with the provisions of this Note, will be validly issued, fully paid, nonassessable, free of any liens or encumbrances and issued in compliance with all applicable federal and securities laws.

(iv)       Governmental Consents. All consents, approvals, orders or authorizations of, or registrations, qualifications, designations, declarations or filings with, any governmental authority required on the part of the Company in connection with issuance of this Note has been obtained.

(v)       Compliance with Laws. To its knowledge, the Company is not in violation of any applicable statute, rule, regulation, order or restriction of any domestic or foreign government or any instrumentality or agency thereof in respect of the conduct of its business or the ownership of its properties, which violation of which would have a Material Adverse Effect.

(vi)       Compliance with Other Instruments. The Company is not in violation or default of any term of its certificate of incorporation or bylaws, or of any provision of any mortgage, indenture or contract to which it is a party and by which it is bound or of any judgment, decree, order or writ, other than such violation(s) that would not have a Material Adverse Effect. The execution, delivery and performance of this Note will not result in any such violation or be in conflict with, or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, decree, order or writ or an event that results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization or approval applicable to the Company, its business or operations or any of its assets or properties. Without limiting the foregoing, the Company has obtained all waivers reasonably necessary with respect to any preemptive rights, rights of first refusal or similar rights, including any notice or offering periods provided for as part of any such rights, in order for the Company to consummate the transactions contemplated hereunder without any third party obtaining any rights to cause the Company to offer or issue any securities of the Company as a result of the consummation of the transactions contemplated hereunder.

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(vii)       No “Bad Actor” Disqualification. The Company has exercised reasonable care to determine whether any Company Covered Person (as defined below) is subject to any of the “bad actor” disqualifications described in Rule 506(d)(1)(i) through (viii), as modified by Rules 506(d)(2) and (d)(3), under the Act (“Disqualification Events”). To the Company’s knowledge, no Company Covered Person is subject to a Disqualification Event. The Company has complied, to the extent required, with any disclosure obligations under Rule 506(e) under the Act. For purposes of this Note, “Company Covered Persons” are those persons specified in Rule 506(d)(1) under the Act; provided, however, that Company Covered Persons do not include (a) any Holder, or (b) any person or entity that is deemed to be an affiliated issuer of the Company solely as a result of the relationship between the Company and any Holder.

(viii)       Offering. Assuming the accuracy of the representations and warranties of the Holder contained in subsection (b) below, the offer, issue, and sale of this Note and the Conversion Securities (collectively, the “Securities”) are and will be exempt from the registration and prospectus delivery requirements of the Act, and have been registered or qualified (or are exempt from registration and qualification) under the registration, permit or qualification requirements of all applicable state securities laws.

(ix)       Use of Proceeds. The Company shall use the proceeds of this Note solely for working capital and other general corporate purposes related to the operations of its business, and not for any personal, family or household purpose.

(b)       Representations and Warranties of the Holder. The Holder hereby represents and warrants to the Company as of the date of this Note as follows:

(i)       Purchase for Own Account. The Holder is acquiring the Securities solely for the Holder’s own account and beneficial interest for investment and not for sale or with a view to distribution of the Securities or any part thereof, has no present intention of selling (in connection with a distribution or otherwise), granting any participation in, or otherwise distributing the same, and does not presently have reason to anticipate a change in such intention.

(ii)       Information and Sophistication. Without lessening or obviating the representations and warranties of the Company set forth in subsection (a) above, the Holder hereby: (A) acknowledges that the Holder has received all the information the Holder has requested from the Company and the Holder considers necessary or appropriate for deciding whether to acquire the Securities, (B) represents that the Holder has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Securities and to obtain any additional information necessary to verify the accuracy of the information given the Holder and (C) further represents that the Holder has such knowledge and experience in financial and business matters that the Holder is capable of evaluating the merits and risk of this investment.

(iii)       Ability to Bear Economic Risk. The Holder acknowledges that investment in the Securities involves a high degree of risk, and represents that the Holder is able, without materially impairing the Holder’s financial condition, to hold the Securities for an indefinite period of time and to suffer a complete loss of the Holder’s investment.

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(iv)       Further Limitations on Disposition. Without in any way limiting the representations set forth above, the Holder further agrees not to make any disposition of all or any portion of the Securities unless and until:

(1)       There is then in effect a registration statement under the Act covering such proposed disposition and such disposition is made in accordance with such registration statement; or

(2)       The Holder shall have notified the Company of the proposed disposition and furnished the Company with a detailed statement of the circumstances surrounding the proposed disposition, and if reasonably requested by the Company, the Holder shall have furnished the Company with an opinion of counsel, reasonably satisfactory to the Company, that such disposition will not require registration under the Act or any applicable state securities laws; provided that no such opinion shall be required for dispositions in compliance with Rule 144 under the Act, except in unusual circumstances.

(3)       Notwithstanding the provisions of paragraphs (1) and (2) above, no such registration statement or opinion of counsel shall be necessary for a transfer by the Holder to a partner (or retired partner) or member (or retired member) of the Holder in accordance with partnership or limited liability company interests, or transfers by gift, will or intestate succession to any spouse or lineal descendants or ancestors, if all transferees agree in writing to be subject to the terms hereof to the same extent as if they were the Holders hereunder.

(v)       Accredited Investor Status. The Holder is an “accredited investor” as such term is defined in Rule 501 under the Act.

(vi)       No “Bad Actor” Disqualification. The Holder represents and warrants that neither (A) the Holder nor (B) any entity that controls the Holder or is under the control of, or under common control with, the Holder, is subject to any Disqualification Event, except for Disqualification Events covered by Rule 506(d)(2)(ii) or (iii) or (d)(3) under the Act and disclosed in writing in reasonable detail to the Company. The Holder represents that the Holder has exercised reasonable care to determine the accuracy of the representation made by the Holder in this paragraph, and agrees to notify the Company if the Holder becomes aware of any fact that makes the representation given by the Holder hereunder inaccurate.

(vii)       Foreign Investors. If the Holder is not a United States person (as defined by Section 7701(a)(30) of the Internal Revenue Code of 1986, as amended (the “Code”)), the Holder hereby represents that he, she or it has satisfied itself as to the full observance of the laws of the Holder’s jurisdiction in connection with any invitation to subscribe for the Securities or any use of this Note, including (A) the legal requirements within the Holder’s jurisdiction for the purchase of the Securities, (B) any foreign exchange restrictions applicable to such purchase, (C) any governmental or other consents that may need to be obtained, and (D) the income tax and other tax consequences, if any, that may be relevant to the purchase, holding, redemption, sale or transfer of the Securities. The Holder’s subscription, payment for and continued beneficial ownership of the Securities will not violate any applicable securities or other laws of the Holder’s jurisdiction.

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(viii)       Forward-Looking Statements. With respect to any forecasts, projections of results and other forward-looking statements and information provided to the Holder, the Holder acknowledges that such statements were prepared based upon assumptions deemed reasonable by the Company at the time of preparation. There is no assurance that such statements will prove accurate, and the Company has no obligation to update such statements.

4.	Events of Default.

(a)       If there shall be any Event of Default (as defined below) hereunder, at the option and upon the declaration of the Majority Holders and upon written notice to the Company (which election and notice shall not be required in the case of an Event of Default under subsection (ii) or (iii) below), this Note shall accelerate and all principal and unpaid accrued interest shall become due and payable. The occurrence of any one or more of the following shall constitute an “Event of Default”:

(i)       The Company fails to pay timely any of the principal amount due under this Note on the date the same becomes due and payable or any unpaid accrued interest or other amounts due under this Note on the date the same becomes due and payable;

(ii)       The Company files any petition or action for relief under any bankruptcy, reorganization, insolvency or moratorium law or any other law for the relief of, or relating to, debtors, now or hereafter in effect, or makes any assignment for the benefit of creditors or takes any corporate action in furtherance of any of the foregoing; or

(iii)       An involuntary petition is filed against the Company (unless such petition is dismissed or discharged within 60 days under any bankruptcy statute now or hereafter in effect, or a custodian, receiver, trustee or assignee for the benefit of creditors (or other similar official) is appointed to take possession, custody or control of any property of the Company).

(b)       In the event of any Event of Default hereunder, the Company shall pay all reasonable attorneys’ fees and court costs incurred by the Holder in enforcing and collecting this Note.

5.	Miscellaneous Provisions.

(a)       Senior Debt. The Company shall not incur any debt that is senior to the Notes without the written consent of the Majority Holders.

(b)       Waivers. The Company hereby waives demand, notice, presentment, protest and notice of dishonor.

(c)       Further Assurances. The Holder agrees and covenants that at any time and from time to time the Holder will promptly execute and deliver to the Company such further instruments and documents and take such further action as the Company may reasonably require in order to carry out the full intent and purpose of this Note and to comply with state or federal securities laws or other regulatory approvals.

(d)       Transfers of Notes. This Note may be transferred only upon its surrender to the Company for registration of transfer, duly endorsed, or accompanied by a duly executed written instrument of transfer in form satisfactory to the Company. Thereupon, this Note shall be reissued to, and registered in the name of, the transferee, or a new Note for like principal amount and interest shall be issued to, and registered in the name of, the transferee. Interest and principal shall be paid solely to the registered holder of this Note. Such payment shall constitute full discharge of the Company’s obligation to pay such interest and principal. Notwithstanding the foregoing, the Holder and the Company agree and acknowledge that this Note shall not be transferable to a competitor of the Company (as determined in good faith by the Board).

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(e)       Amendment and Waiver. Except as expressly provided herein, any term of this Note may be amended or waived with the written consent of the Company and the Majority Holders.

(f)       Governing Law. This Note shall be governed by and construed under the laws of the State of Delaware, as applied to agreements among Delaware residents, made and to be performed entirely within the State of Delaware, without giving effect to conflicts of laws principles.

(g)       Binding Agreement. The terms and conditions of this Note shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Note, expressed or implied, is intended to confer upon any third party any rights, remedies, obligations or liabilities under or by reason of this Note, except as expressly provided in this Note.

(h)       Counterparts; Manner of Delivery. This Note may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Counterparts may be delivered via facsimile, electronic mail (including pdf or any electronic signature complying with the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act or other applicable law) or other transmission method and any counterpart so delivered shall be deemed to have been duly and validly delivered and be valid and effective for all purposes.

(i)       Titles and Subtitles. The titles and subtitles used in this Note are used for convenience only and are not to be considered in construing or interpreting this Note.

(j)       Notices. All notices required or permitted hereunder shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified, (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient, if not, then on the next business day, (iii) five days after having been sent by registered or certified mail, return receipt requested, postage prepaid, or (iv) one day after deposit with a nationally recognized overnight courier, specifying next day delivery, with written verification of receipt. All communications to a party shall be sent to the party’s address set forth on the signature page hereto or at such other address(es) as such party may designate by 10 days’ advance written notice to the other party hereto. A copy of any notice to the Company shall be sent to SPZ Legal, P.C., 344 Thomas L. Berkley Way, Oakland, CA 94612, attention: Hash Zahed, with an electronic copy via email to hash@spzlegal.com.

(k)       Expenses. The Company and the Holder shall each bear its respective expenses and legal fees incurred with respect to the negotiation, execution and delivery of this Note and the transactions contemplated herein.

(l)       Delays or Omissions. It is agreed that no delay or omission to exercise any right, power or remedy accruing to the Holder, upon any breach or default of the Company under this Note shall impair any such right, power or remedy, nor shall it be construed to be a waiver of any such breach or default, or any acquiescence therein, or of or in any similar breach or default thereafter occurring; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default theretofore or thereafter occurring. It is further agreed that any waiver, permit, consent or approval of any kind or character by the Holder of any breach or default under this Note, or any waiver by the Holder of any provisions or conditions of this Note, must be in writing and shall be effective only to the extent specifically set forth in writing and that all remedies, either under this Note, or by law or otherwise afforded to the Holder, shall be cumulative and not alternative. This Note shall be void and of no force or effect in the event that the Holder fails to remit the full principal amount to the Company within five calendar days of the date of this Note.

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(m)       Entire Agreement. This Note constitutes the full and entire understanding and agreement between the parties with regard to the subjects hereof, and no party shall be liable or bound to any other party in any manner by any representations, warranties, covenants and agreements except as specifically set forth herein.

(n)       Exculpation among Holders. The Holder acknowledges that the Holder is not relying on any person, firm or corporation, other than the Company and its officers and Board members, in making its investment or decision to invest in the Company.

(o)       Broker’s Fees. Each party hereto represents and warrants that no agent, broker, investment banker, person or firm acting on behalf of or under the authority of such party hereto is or will be entitled to any broker’s or finder’s fee or any other commission directly or indirectly in connection with the transactions contemplated herein. Each party hereto further agrees to indemnify each other party for any claims, losses or expenses incurred by such other party as a result of the representation in this subsection being untrue.

[Signature pages follow]

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The parties have executed this Convertible Promissory Note as of the date first noted above.

COMPANY:

CNOTE GROUP, INC.

By:

Name:
Title:

E-mail:

Address:

The parties have executed this Convertible Promissory Note as of the date first noted above.

HOLDER:

By:

Name:
Title:

E-mail:

Address:

EXHIBIT A

Schedule of Holders

Holder	Principal Amount	Date of Note	Address
$